Exhibit 99.1

For website release:

Contact:	Jack H. Brier President & Co-Founder US Alliance Corporation

US Alliance Life and Security Company ("USALSC") completes purchase of Great Western Life.

USALSC announced today the Montana Commissioner of Securities & Insurance, Montana State Auditor approved its purchase of Great Western Life Insurance Company and renamed the corporation US Alliance Life and Security Company – Montana (“USALSC-Montana”). USALSC-Montana is the only Montana domiciled life insurance company.

USALSC-Montana was a wholly-owned subsidiary of Great Western Insurance Company, which is a wholly-owned subsidiary of American Republic Insurance Company, which is a wholly-owned subsidiary of American Enterprise Group, Inc., Des Moines, Iowa.

USALSC-Montana has approximately $2.2 million in assets which includes approximately $1,600,000 in statutory capital and surplus. The purchase price was $500,000.

Chairman and Co-Founder of US Alliance Corporation Jack H. Brier commented on the transaction, “USALSC-Montana expands the authority and footprint of our insurance operations from Kansas in 2013 to Missouri, Nebraska, Oklahoma, as well as Dakota Capital Life Insurance, a wholly-owned subsidiary, with authority in North and South Dakota. This acquisition adds Montana to our territory.

This transaction is accretive to US Alliance Corporation, and provides us with an exciting opportunity and platform for continued growth.

We are pleased the transaction has been approved and we look forward to serving Montanans.”

US Alliance Corporation (www.usalliancecorporation.com) is a financial holding company located in Topeka, Kansas.

This transaction represents the second life insurance company acquisition by US Alliance Corporation. US Alliance Corporation is registered with the Securities and Exchange Commission, but its stock does not trade on an exchange.

US Alliance Life and Security Company (www.usalliancelife.com) received its certificate of authority from the Kansas Insurance Department and wrote its first policy May 1, 2013. Since that time, total premium and annuity deposits for Alliance Life and Security Company have been $38,570,988 through June 30, 2018.

The Board of Directors of US Alliance Corporation are Jack H. Brier, Rochelle Chronister, James Concannon, William P. Graves, and Kurt Scott.

The Board of Directors of USALSC-Montana are Jack H. Brier, Jeff Brown, James Concannon, William P. Graves, Danton Rice, and Kurt Scott.

US Alliance Corporation is owned by approximately 3,500 shareholders in Kansas and in North Dakota and has raised over $24.5 million in private and public offerings. As of September 30, 2018, US Alliance Corporation had total assets of $42,109,336. There is a current intrastate registration with the Kansas Securities Commission for 1.5 million shares and a private placement in North Dakota.